                                                                      EXHIBIT 11

                            THE CENTRIS GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

     The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each of the quarters and nine-month periods ended September 30 as follows:

                             (Dollars in Thousands)


                                                    Quarter Ended          Nine Months Ended
                                                     September 30             September 30
                                               ------------------------  ----------------------
                                                  1998         1997         1998        1997
                                               -----------  -----------  ----------  ----------

Net Income                                        $(1,184)      $ 4,026     $ 7,551     $11,434
                                                  =======       =======     =======     =======

Weighted average shares outstanding during
 the period (Basic Shares)                         12,111        11,980      12,165      11,944


Common stock equivalent shares                        ---           292         281         252
                                                  -------       -------     -------     -------

Common and common stock equivalent shares
 outstanding for purposes of calculating
 diluted income per share                          12,111        12,272      12,446      12,196



Basic income per share                            $ (0.10)      $  0.33     $  0.62     $  0.96
                                                  -------       -------     -------     -------

Diluted income per share                          $ (0.10)      $  0.33     $  0.61     $  0.94
                                                  -------       =======     =======     =======